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                                                                  EXHIBIT 99.1



COMPANY CONTACTS:
AMERICAN VANTAGE COMPANIES
RONALD J. TASSINARI, PRESIDENT AND CHIEF EXECUTIVE OFFICER
702.227.9800

FOR IMMEDIATE RELEASE
JANUARY 8, 2004


                    AMERICAN VANTAGE MEDIA ACQUIRES HYPNOTIC

PRODUCERS OF FOX BROADCASTING'S HIT TV SERIES, "THE O.C." BECOMES FOUNDATION FOR EXPANDED ENTERTAINMENT PRESENCE

LAS VEGAS, NEVADA AND LOS ANGELES, CALIFORNIA -- JANUARY 8, 2004 --- American Vantage Media Corporation, a wholly-owned subsidiary of American Vantage Companies (NASDAQ:AVCS), today announced that it acquired substantially all the assets and business, subject to certain liabilities of Hypnotic (an Enigma Media, Inc. d/b/a). American Vantage Media acquired the television, the branded entertainment and distribution operations and specific intellectual property, including an 830 short-film library, plus an ownership interest in two feature films, "Living the Lie" and "Mail Order Bride". Hypnotic, formed by Doug Liman and Dave Bartis, has a television development and production deal with Warner Bros. TV, the market share leader in broadcast television. With Warner Bros, Hypnotic currently co-produces "The O.C.", nominated for a 2003 People's Choice Award, for FOX Broadcasting. Hypnotic won the AICP (American Independent Commercial Producers) and Cannes Gold Lion awards for its "Terry Tate, Office Linebacker" commercial, the highest rated ad during the 2003 Super Bowl. In addition, Hypnotic produced the "Chrysler Million Dollar Film Festival" for the past several years.

Hypnotic's consideration for the above-mentioned assets and business was the assumption of certain liabilities and the issuance of warrants to purchase 1,000,000 shares of AVCS common stock, exercisable for ten years at a purchase price of $5.00 per share. The warrant holders include Knowledge Universe, Dresdner Bank and Universal Pictures, among others.

Dave Bartis commented, "Doug and I have worked hard to get Hypnotic to the point at which we are now poised to grow to the next level. It's gratifying to have a company like American Vantage prepared to help us achieve that growth. We will continue our commitment to discover new creative talent as well as to develop and produce film and television projects. We look forward to a long and productive relationship with American Vantage."

Hypnotic, is a privately-held entity based in Los Angeles and New York. Doug Liman is the award-winning director of such films as "The Bourne Identity" and "Swingers", and is currently directing "Mr. and Mrs. Smith", a film starring Brad Pitt and Angelina Jolie for New Regency. Dave Bartis, a former head of NBC Studios, is currently executive producer of "The O.C.". Concurrent with the acquisition of Hypnotic's assets, Mr. Bartis will remain as Chief Executive Officer of Hypnotic and Mr. Liman as Vice-Chairman.


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"Hypnotic provides us with a unique combination of high quality management and great intellectual property. We believe this acquisition will provide an excellent foundation for American Vantage's continuing expansion into the entertainment and media business," said Stephen K. Bannon, AVCS Vice-Chairman and Acquisition Committee Chairman. "We look forward to assisting Dave Bartis and Doug Liman in building one of the best young content providers in our industry."

Ronald J. Tassinari, AVCS Chairman and Chief Executive Officer said, "We structured this deal with partners, who like our existing shareholders, believe in the underlying long-term value of ownership in American Vantage Companies."

American Vantage Media was formed by AVCS to specifically focus on the entertainment and media industries as part of AVCS's previously announced overall strategy to expand into areas of interest in the gaming, entertainment, media and lifestyle industries. AVCS continues to pursue potential merger and acquisition transactions, which are in various stages of negotiation and/or due diligence. However, no assurance can be given that the AVCS will successfully acquire other businesses or, if acquired, such businesses will prove to be profitable.

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should," or "will" or the negative of these terms or other comparable terminology. Such statements and all phases of American Vantage Companies' operations are subject to known and unknown risks, uncertainties and other factors, including overall economic conditions and other factors and uncertainties as are identified in American Vantage Companies' Form 10-KSB for the year ended July 31, 2003, Form 10-QSB for the quarter ended October 31, 2003 and Form 8-K (Date of Report: October 21, 2003). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. American Vantage Companies' actual results, levels of activity, performance or achievements may be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The Company undertakes no obligation to update the forward-looking statements in this press release.